For Immediate Release	Exhibit 99.1
Contact:
Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
(Media)	(Company)
chris@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Completes Inland American Acquisitions: Expands NorthStar Relationship with 48-Hotel, $1.1 Billion Joint Venture, Acquires Four Strategic Hotels for $107 Million

PALM BEACH, Fla.--(BUSINESS WIRE)--Nov. 18, 2014-- Chatham Lodging Trust (NYSE:CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded, select-service hotels, today announced that it completed the previously announced acquisition of a 52-hotel, 6,976-room portfolio from Inland American (Inland). The combined total purchase price was approximately $1.1 billion, before deal costs and funding of escrows.

Chatham acquired four hotels as part of the sale of the 52-hotel portfolio for a purchase price of $106.7 million, or approximately $186k per room, before deal costs. The four hotels are comprised of the following:

179-room Hilton Garden Inn Burlington, Mass.
176-room Courtyard by Marriott Dallas (Addison), Texas
120-room Residence Inn by Marriott West University Houston, Texas
100-room Courtyard by Marriott West University Houston, Texas

“These top-tier branded hotels expand our presence in some of the country’s best hotel markets and match our strategy of targeting specific high growth markets based on growing corporate demand tied to the technology, medical and oil and gas industries,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “Given our confidence in the health of the hotel industry, we will continue to be net buyers of high-quality hotels.”

The remaining 48 upscale extended-stay hotels and premium-branded, select-service hotels were purchased by a joint venture comprised of NorthStar Realty Finance Corp (NYSE: NRF), a diversified commercial real estate company that is organized as a REIT, and Chatham for a purchase price of $964 million before deal costs and funding of escrows, or $151k per room. NorthStar owns a 90 percent ownership interest in the joint venture, and Chatham owns a 10 percent interest. Chatham acquired its 10 percent equity interest in the joint venture for approximately $28 million.

Chatham financed the investments with available cash and borrowings under its revolving credit facility of $69 million. In late September, Chatham issued 6.9 million common shares, generating net proceeds of approximately $144.6 million, which was used at the time to repay any borrowings outstanding on its revolving credit facility.

All four of the Chatham wholly-owned hotels and 34 of the 48 hotels owned by the joint venture will be managed by Island Hospitality Management, a hotel management company that currently is 90 percent owned by Fisher.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 130 hotels totaling 17,858 rooms/suites, comprised of 34 hotels it wholly owns with an aggregate of 5,115 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.